URBAN ONE ENTERS INTO DEFINITIVE AGREEMENT TO SELL WDMK-FM DETROIT AND THREE TRANSLATORS FOR $13.5 MILLION TO BEASLEY BROADCAST GROUP

Deal Maintains Urban One Presence in Detroit Market Through its REACH Media Syndicated Programming

SILVER SPRING, MD. – JUNE 10, 2019 – Urban One, Inc. (Nasdaq: UONEK; UONE) today announced it has signed a definitive agreement to sell its Detroit, Michigan radio station, WDMK-FM and three translators W228CJ, W252BX, and W260CB for $13.5 million to Beasley Broadcast Group, Inc. (Nasdaq: BBGI). Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States.  The deal is subject to Federal Communications Commission ("FCC") approval and other customary closing conditions.

Urban One has had a presence in the Detroit market since 1998.  Urban One CEO Alfred Liggins stated, "We want to thank the incredibly talented and dedicated staff for their contribution to a remarkable era in Detroit for Urban One. We are thrilled that Beasley has agreed to continue airing our syndicated programming, including The Tom Joyner Morning Show, D.L. Hugley Afternoon Show, Get Up! Mornings with Erica Campbell and The Willie Moore, Jr. Afternoon Show, allowing Urban One to continue serving the Detroit community of listeners."

Urban One will continue to operate WGPR-FM under its current Local Marketing Agreement until the end of the year.

Urban One, Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform and inspire a diverse audience of adult Black viewers. CLEO TV (mycleo.tv), a lifestyle and entertainment network targeting Millennial and Gen X women of color that launched in January 2019, is fully owned by TV One, LLC, a brand of Urban One, Inc. As one of the nation's largest radio broadcasting companies, Urban One currently owns and/or operates 59 broadcast stations (including HD stations we operate) branded under the tradename "Radio One" in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Tom Joyner Morning Show, the Rickey Smiley Morning Show, the Russ Parr Morning Show and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George's County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

SOURCE Urban One, Inc.
Peter D. Thompson, +1-301-429-4638